Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2017 Second Quarter Financial Results

-- Reports Record Revenue and Cash Flow from Operations --

New Prague, Minnesota – February 7, 2017 – Electromed, Inc. (“Electromed” or “the Company”) (NYSE MKT: ELMD), a leader in innovative airway clearance technologies, today announced financial results for its three months ended December 31, 2016 (“Q2 FY 2017”).

Q2 FY 2017 Highlights

●	Net revenue reached a record $6.4 million, up from $6.3 million in the three months ended December 31, 2015 (“Q2 FY 2016”). Net revenue was negatively impacted during Q2 FY 2017 by $212,000 while Q2 FY 2016 included a favorable impact of $250,000 from one-time items which are described in more detail below under the heading “Q2 FY 2017 Review”.

●	Gross profit totaled $4.9 million, or 77.3% of net revenue, approximately flat with the comparable figure in Q2 FY 2016.

●	Operating income declined to $729,000 from $1.2 million in Q2 FY 2016, primarily reflecting higher SG&A expense to support the growth of the business.

●	Net income totaled $444,000, or $0.05 per diluted share, compared to $1.1 million, or $0.13 per diluted share, in Q2 FY 2016.

●	Cash flow from operations for Q2 FY 2017 increased 46.6% to a record $1.3 million from $856,000 in Q2 FY 2016.

●	Beta testing of the SmartVest® Airway Clearance System wireless connectivity and reporting solution commenced in January 2017.

●	Field sales staff increased to 35 at the end of Q2 FY 2017 from 27 at the end of Q2 FY 2016.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “In our second quarter we achieved record revenue and cash flow from operations while continuing to invest in our sales team, reimbursement platform, and product innovation. These investments, combined with an evidence-based sales approach and improved sales force productivity, drove a record level of referrals and higher approvals in Q2 FY 2017, positioning Electromed for ongoing revenue growth during the second half of the fiscal year. We remain excited about the large market opportunity for our SmartVest® Airway Clearance System and are extremely pleased with this quarter’s improving level of referrals per sales representative and our progress in educating physicians to better identify patients who may benefit from therapy with our devices.”

Ms. Skarvan continued, “Our sales team has gained significant traction using two recently published studies verifying the effectiveness of SmartVest use by patients with non-cystic fibrosis bronchiectasis. The most recent study, published in January 2017, demonstrates a 60% reduction in overall health care utilization and cost as a result of a material decrease in bronchiectasis-related exacerbations for a population of patients who used our SmartVest device. Our field reps also are hearing enthusiasm from patients and clinicians about the opportunity to further personalize their therapy with our new garment colors and first-to-market generator color choices, which we began shipping in October 2016. As announced last quarter, we are developing wireless connectivity for the SmartVest SQL® and this January began shipping wireless enabled devices to patients in five clinics throughout the country as part of our beta testing process. We remain on target for a formal launch by the end of fiscal 2017. We believe that continued product innovation, combined with SmartVest SQL’s light weight, quiet operation and ease-of-use, will promote greater patient acceptance and satisfaction.”

Q2 FY 2017 Review

Net revenues in Q2 FY 2017 increased 1.8% to $6.4 million from $6.3 million in Q2 FY 2016.

Home care revenue in Q2 FY 2017 was negatively impacted by the retroactive repayment of previously collected and recognized revenue to a state Medicaid program totaling approximately $212,000. The repayment resulted from the state Medicaid program’s reinterpretation of its reimbursement process and a reduction in its allowable payments. We believe that the repayment is a one-time event and is not reflective of other state Medicaid reimbursement processes. During the three months ended December 31, 2015, home care revenue benefited by approximately $250,000 from processing a backlog of referrals from the prior fiscal year in a certain state. The backlog accumulated while we reapplied for a state home medical equipment license until we met a newly imposed requirement to have an approved in-state presence. The license was reinstated in October 2015.

After taking into consideration the negative impact of the retroactive repayment during Q2 FY 2017, and the favorable impact of the processing of the backlogged referrals during Q2 FY 2016, home care revenue increased primarily due to an increase in both approvals and referrals. The increase in referrals was predominately due to growth in the number of field sales employees and a higher referral per field sales employee as compared to the comparable prior year period.

Gross profit in both Q2 FY 2017 and Q2 FY 2016 approximated $4.9 million. Gross profit in Q2 FY 2017 was 77.3% of net revenues, compared to 78.2% of net revenues in Q2 FY 2016.

Operating expenses, which include selling, general and administrative (“SG&A”) as well as research and development (“R&D”) expenses, totaled $4.2 million, or 65.9% of revenue, in Q2 FY 2017 compared with $3.6 million, or 58.3% of revenue, in the same period of the prior year. SG&A expenses increased 14.0% to $4.1 million in Q2 FY 2017 from $3.6 million in Q2 FY 2016, primarily due to higher payroll and compensation-related expenses, higher professional fees, and increased travel, meals and entertainment expenses. R&D expenses increased to $101,000 in Q2 FY 2017 from $57,000 in Q2 FY 2016, primarily driven by incremental investment in the Company’s wireless connectivity project. In Q2 FY 2017 the Company capitalized an additional $190,000 related to software development of its patient and clinician communication portal for its wireless connectivity project.

Operating income in Q2 FY 2017 declined to $729,000 from $1.2 million in Q2 FY 2016, reflecting higher operating expenses. The year-over-year decrease in operating income was driven primarily by increased payroll and compensation expenses in sales and administrative positions and increased research and development costs, which were partially offset by increased gross profit driven by higher revenue.

Net income before income tax expense in Q2 FY 2017 was $714,000, compared to $1.2 million in Q2 FY 2016.

The Company reported net income of $444,000, or $0.05 per basic and diluted share, in Q2 FY 2017, compared to $1.1 million, or $0.13 per basic and diluted share, in Q2 FY 2016. In Q2 FY 2017, the Company reported income tax expense of $270,000, compared to $164,000 in the same period of the prior year. The prior year benefited by a discrete tax benefit of $294,000.

Year-to-Date FY 2017 Summary

For the six months ended December 31, 2016, revenue increased 5.8% to $11.9 million from $11.3 million in the same period of fiscal 2016. Gross margins were 77.7%, compared to 77.8% in the same period of the prior year, while net income was $635,000, or $0.08 per diluted share, compared to $1.4 million, or $0.17 per diluted share in the same period of the prior year.

Financial Condition

Electromed’s balance sheet at December 31, 2016 included cash and cash equivalents of $4.8 million, long-term debt including current maturities of $1.2 million, working capital of $13.7 million, and shareholders’ equity of $17.2 million.

Conference Call

Management will host a conference call on February 8, 2017 at 8:00 am CT (9:00 am ET) to discuss Q2 FY 2017 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)

●	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

http://www.investorcalendar.com/IC/CEPage.asp?ID=175581.

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of Electromed’s web site at: http://www.smartvest.com/electromed/investor-relations/.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “will” and similar words. Forward-looking statements in this release include estimated revenue trends, changes in sales opportunities and our sales force, product and service innovations, referral quality and processing, financial performance, profitability and market trends. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on the Company’s industry and business, the effectiveness of the Company’s sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
952-758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	December 31, 2016	June 30, 2016
	(Unaudited)
Assets
Current Assets
Cash	$4,821,504	$5,123,355
Accounts receivable (net of allowances for doubtful accounts of $45,000)	8,284,895	7,611,437
Inventories	2,570,850	2,480,443
Prepaid expenses and other current assets	425,855	419,616
Income tax receivable	2,896	192,685
Total current assets	16,106,000	15,827,536
Property and equipment, net	3,381,803	3,375,189
Finite-life intangible assets, net	776,091	904,033
Other assets	112,058	127,759
Deferred income taxes	330,000	343,000
Total assets	$20,705,952	$20,577,517

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$49,720	$46,309
Accounts payable	466,863	589,225
Accrued compensation	724,504	1,489,798
Warranty reserve	660,000	660,000
Other accrued liabilities	455,747	287,194
Total current liabilities	2,356,834	3,072,526
Long-term debt, less current maturities and net of debt issuance costs	1,120,856	1,146,395
Total liabilities	3,477,690	4,218,921

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,230,167 and 8,187,112 issued and outstanding at December 31, 2016 and June 30, 2016, respectively	82,302	81,871
Additional paid-in capital	13,783,754	13,549,551
Retained earnings	3,362,206	2,727,174
Total shareholders’ equity	17,228,262	16,358,596
Total liabilities and shareholders’ equity	$20,705,952	$20,577,517

Electromed, Inc.
Condensed Statements of Operations (Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2016	2015	2016	2015
Net revenues	$6,372,243	$6,262,106	$11,917,606	$11,263,295
Cost of revenues	1,445,786	1,363,509	2,663,522	2,505,268
Gross profit	4,926,457	4,898,597	9,254,084	8,758,027

Operating expenses
Selling, general and administrative	4,096,197	3,591,934	7,784,107	6,824,653
Research and development	100,801	57,090	451,641	98,634
Total operating expenses	4,196,998	3,649,024	8,235,748	6,923,287
Operating income	729,459	1,249,573	1,018,336	1,834,740

Interest expense, net of interest income of $3,603, $2,924, $6,969 and $3,548 respectively	15,598	17,880	32,304	38,086
Net income before income taxes	713,861	1,231,693	986,032	1,796,654

Income tax expense	(270,000)	(164,000)	(351,000)	(388,000)
Net income	$443,861	$1,067,693	$635,032	$1,408,654

Income per share:
Basic	$0.05	$0.13	$0.08	$0.17
Diluted	$0.05	$0.13	$0.08	$0.17

Weighted-average common shares outstanding:
Basic	8,167,112	8,133,857	8,167,112	8,133,857
Diluted	8,426,996	8,195,389	8,440,698	8,185,196

Electromed, Inc.
Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended December 31,
	2016	2015
Cash Flows From Operating Activities
Net income	$635,032	$1,408,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	312,075	307,778
Amortization of finite-life intangible assets	60,963	61,272
Amortization of debt issuance costs	9,216	9,327
Share-based compensation expense	234,634	109,164
Deferred taxes	13,000	(288,000)
Loss on disposal of property and equipment	—	17,117
Loss on disposal of intangible assets	111,497	7,848
Changes in operating assets and liabilities:
Accounts receivable	(673,458)	(384,562)
Inventories	(53,894)	(290,582)
Prepaid expenses and other assets	196,835	57,843
Accounts payable and accrued liabilities	(807,188)	151,127
Net cash provided by operating activities	38,712	1,166,986

Cash Flows From Investing Activities
Expenditures for property and equipment	(267,117)	(181,290)
Expenditures for finite-life intangible assets	(44,518)	(17,790)
Net cash used in investing activities	(311,635)	(199,080)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(24,056)	(24,046)
Payment of deferred financing fees	(4,872)	(13,520)
Net cash used in financing activities	(28,928)	(37,566)
Net increase (decrease) in cash	(301,851)	930,340
Cash
Beginning of period	5,123,355	3,598,240
End of period	$4,821,504	$4,528,580

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